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                                                                     EXHIBIT 5.2

Suite 1000                  Correspondence:              Telephone: 506.632.1970
Brunswick House             P.O. Box 7289                Fax:       506.652.1989
44 Chipman Hill             Postal Station A             saint-john@smss.com
Saint John, NB              Saint John, NB               www.smss.com
Canada E2L 2A9              Canada E2L 4S6



COEUR D'ALENE MINES CANADIAN ACQUISITION CORPORATION
c/o Coeur d'Alene Mines Corporation
400 Coeur d'Alene Mines Building
505 Front Avenue
Coeur d'Alene, Idaho
USA, 83814

RE: COEUR D'ALENE MINES CANADIAN ACQUISITION CORPORATION

Ladies and Gentleman:

As New Brunswick counsel for Coeur d'Alene Mines Canadian Acquisition Corporation, a New Brunswick corporation (the "Company"), we are familiar with the Company's (i) offer to purchase all outstanding common shares of Wheaton River Minerals Ltd. (the "Offer to Purchase"), filed as part of the registration statement on Form S-4 (File No. 333-117325), filed with the United States Securities and Exchange Commission (the "Commission") on July 13, 2004, as amended to date (the "Registration Statement"), with respect to the registration of up to 612,041,868 shares (the "Shares") of the Company's exchangeable shares to be issued in consideration for the purchase of common shares of Wheaton River Minerals Ltd. (the "Exchangeable Shares"); (ii) the related tender offer documents, including the letter of transmittal (the "Letter of Transmittal" which together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer") filed with the Commission as exhibits to the Schedule TO on July 13, 2004 as amended to date (the "Tender Offer Documents") in connection with the Offer to Purchase; and the issuance of Exchangeable Shares in connection with the Offer to Purchase and related transactions contemplated by the Offer to Purchase.

In connection with our opinions set out herein, we have examined executed originals or copies identified to our satisfaction of the Tender Offer Documents. We have also reviewed and assumed the completeness and accuracy of the resolutions and records of corporate proceedings relating to the Company (or duplicate copies thereof) as in our possession including, without limitation, resolutions of the board of directors of the Company approving matters relating to the Offer to Purchase and the issuance of the Exchangeable Shares

We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates of the officers or other representatives of the Company and others, and such documents and
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records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed.

In connection with our opinions set out herein, we have assumed the genuineness of all signatures, the legal capacity of individuals executing documents, the genuineness and authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles. We have also assumed that all the facts set forth in the official public records, certificates, indices, filing systems and documents supplied by public officials or otherwise conveyed to us by public officials (including verbal advice regarding search results given by such public officials) are complete, true and accurate, and without limiting the generality of the foregoing, that the indices and filing systems maintained at the public office where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current as at the time of such search or inquiries.

Based and relying upon and subject to the foregoing and the qualifications and limitations set out herein, we are of the opinion that all necessary corporate action has been taken by the Company to validly issue the Exchangeable Shares and, once the Company takes up Common Shares deposited in accordance with the terms of the Exchange Offer as consideration for the issuance thereof, the Exchangeable Shares will be validly issued and outstanding, fully paid and non-assessable.

We are solicitors qualified to practice law only in the Province of New Brunswick. We have not made an examination of the laws of any jurisdiction other than the laws of the Province of New Brunswick and the federal laws of Canada applicable therein and we do not express or imply any opinion in respect of the laws or any matters governed by any laws other than the laws of the Province of New Brunswick and the federal laws of Canada applicable therein.

We undertake no duty to amend any of the opinions set forth herein following the date of this opinion letter with respect to changes in matters of law or fact which may occur following the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the Commission under the Act.

Very truly yours,

/s/ Stewart, McKelvey Stirling Scales